Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q1 FY16 Results with 5% Comp Sales Growth and 8% Increase in Earnings Per Share; Raises Full Year EPS and Comp Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 19, 2015--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 2, 2015. Net sales for the first quarter of Fiscal 2016 increased 6% to $6.9 billion, and consolidated comparable store sales increased 5%. Net income for the first quarter was $475 million, and diluted earnings per share were $.69, an 8% increase over the prior year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are extremely pleased with our continued momentum and first quarter performance. Our 5% consolidated comparable store sales growth and 8% increase in earnings per share were both well above our plan. Our outstanding values and exciting mix of apparel and home fashions continue to resonate with shoppers across all of our geographies. It was great to see that, similar to last quarter, comp sales were almost entirely driven by customer traffic and we had a significant increase in units sold. At the same time, we also saw a strong increase in our merchandise margins. We were very pleased that we achieved these strong results despite significant foreign currency headwinds and while simultaneously investing in our business to support our growth goals. Our underlying business remains strong, our values are better than ever, and we have many exciting initiatives planned for the remainder of the year to continue driving sales and customer traffic. Further, we are thrilled to see our retail brands becoming more powerful and recognizable with consumers. We are raising our full year earnings per share and comp sales guidance based on the strength of our first quarter results. The second quarter is off to a very strong start and we are confident in our ability to achieve our plans for 2015. We remain convinced that we have the right strategy in place to achieve our long-term growth goals as TJX continues on the path to becoming a $40 billion-plus global, value retailer!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2016	FY2015	FY2016	FY2015
In the U.S.:
Marmaxx[5,6]	+3%	0%	$4,495	$4,235
HomeGoods	+9%	+3%	$880	$757
International:
TJX Canada	+11%	-1%	$620	$608
TJX Europe	+3%	+8%	$870	$891

TJX	+5%	+1%	$6,866	$6,491

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com sales. 3Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a three percentage point negative impact on consolidated net sales growth in the first quarter of Fiscal 2016 versus the prior year. The overall net impact of foreign currency exchange rates had a $.04 negative impact on first quarter Fiscal 2016 earnings per share, compared with a $.02 negative impact last year. The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

Margins

For the first quarter of Fiscal 2016, the Company’s consolidated pretax profit margin was 11.1%, a 0.2 percentage point decrease compared with the prior year’s 11.3% margin.

Gross profit margin for the first quarter of Fiscal 2016 was 28.3%, up 0.4 percentage points versus the prior year, primarily due to strong merchandise margin improvement and, to a lesser extent, buying and occupancy leverage.

Selling, general and administrative costs as a percent of sales were 17.0%, up 0.5 percentage points versus the prior year’s ratio, primarily due to a combination of higher employee payroll costs, incremental investments and pension costs as the Company had anticipated.

Inventory

Total inventories as of May 2, 2015, were $3.5 billion, compared with $3.2 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of May 2, 2015, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 2% on a reported basis (up 4% on a constant currency basis). The Company enters the second quarter in an excellent inventory position to take advantage of the plentiful buying opportunities it sees in the marketplace.

Shareholder Distributions

During the first quarter, the Company repurchased a total of $415 million of TJX stock, retiring 6.1 million shares. The Company continues to expect to repurchase approximately $1.8 to $1.9 billion of TJX stock in Fiscal 2016. The Company may adjust this amount up or down depending on various factors. Additionally, the Company increased its dividend by 20% in the first quarter. The Company remains committed to returning cash to its shareholders while reinvesting in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2016 Outlook

For the second quarter of Fiscal 2016, the Company expects diluted earnings per share to be in the range of $.72 to $.74 compared to $.73 last year. Excluding a $.02 debt extinguishment charge in the second quarter of Fiscal 2015, this would represent a 1% to 4% decrease versus last year’s adjusted $.75 per share. This guidance reflects an assumption that the combination of foreign currency, transactional foreign exchange, investments in Associates, incremental investments to support growth, and pension costs would have a 9% negative impact on EPS growth. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company is raising its full year guidance to reflect its strong first quarter results. For the fiscal year ending January 30, 2016, the Company now expects diluted earnings per share to be in the range of $3.21 to $3.27 versus $3.15 in Fiscal 2015. Excluding a $.01 debt extinguishment charge in Fiscal 2015, this guidance would represent a 2% to 3% increase over the adjusted $3.16 in Fiscal 2015. This guidance reflects an assumption that the combination of foreign currency, transactional foreign exchange, investments in Associates, incremental investments to support growth, and pension costs would have an 8% negative impact on EPS growth. This EPS outlook is now based upon a raised estimate of consolidated comparable store sales growth of 2% to 3%.

The Company’s earnings guidance for the second quarter and full year Fiscal 2016 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the second quarter.

Stores by Concept

During the first quarter ended May 2, 2015, the Company increased its store count by a net of 46 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,119	1,126	32.1	32.4
Marshalls	975	987	29.7	30.0
HomeGoods	487	498	12.1	12.4
Sierra Trading Post	6	6	0.2	0.2
TJX Canada:
Winners	234	239	6.7	6.8
HomeSense	96	97	2.3	2.3
Marshalls	38	39	1.2	1.2
TJX Europe:
T.K. Maxx	407	416	12.6	12.8
HomeSense	33	33	0.7	0.7

TJX	3,395	3,441	97.5	98.7

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of May 2, 2015, the end of the Company’s first quarter, the Company operated a total of 3,441 stores in seven countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, and Austria, and three e-commerce sites. These include 1,126 T.J. Maxx, 987 Marshalls, 498 HomeGoods and 6 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 239 Winners, 97 HomeSense, and 39 Marshalls stores in Canada; and 416 T.K. Maxx and 33 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2016 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2016 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 26, 2015, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment, training and retention; labor costs and workforce challenges; economic conditions and consumer spending; data security; information systems and new technology; adverse or unseasonable weather; serious disruptions or catastrophic events; seasonal influences; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	13 Weeks Ended
	May 2, 2015	May 3, 2014

Net sales	$6,865,637	$6,491,176

Cost of sales, including buying and occupancy costs	4,920,241	4,678,000
Selling, general and administrative expenses	1,168,657	1,073,050
Interest expense, net	11,624	9,595

Income before provision for income taxes	765,115	730,531
Provision for income taxes	290,514	276,214

Net income	$474,601	$454,317

Diluted earnings per share	$0.69	$0.64

Cash dividends declared per share	$0.21	$0.175

Weighted average common shares – diluted	691,206	712,902

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	May 2, 2015	May 3, 2014

ASSETS
Current assets:
Cash and cash equivalents	$2,260.0	$2,059.3
Short-term investments	328.8	259.9
Accounts receivable and other current assets	604.1	574.7
Current deferred income taxes, net	147.6	133.1
Merchandise inventories	3,531.6	3,208.5

Total current assets	6,872.1	6,235.5

Property, net of depreciation	3,936.7	3,645.6
Other assets	247.8	236.7
Goodwill and tradename, net of amortization	309.3	312.1

TOTAL ASSETS	$11,365.9	$10,429.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,153.3	$1,956.4
Accrued expenses and other current liabilities	1,983.2	1,748.9

Total current liabilities	4,136.5	3,705.3

Other long-term liabilities	878.4	691.9
Non-current deferred income taxes, net	436.8	475.0
Long-term debt	1,623.9	1,274.2

Shareholders’ equity	4,290.3	4,283.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,365.9	$10,429.9

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	13 Weeks Ended
	May 2, 2015	May 3, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$474.6	$454.3
Depreciation and amortization	148.5	144.2
Deferred income tax provision	(17.7)	(6.7)
Share-based compensation	21.2	19.8
(Increase) in accounts receivable and other assets	(46.0)	(26.2)
(Increase) in merchandise inventories	(298.7)	(226.0)
Increase in accounts payable	135.6	175.4
Increase (decrease) in accrued expenses and other liabilities	49.6	(46.6)
Other	(19.6)	(5.2)

Net cash provided by operating activities	447.5	483.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(201.2)	(193.4)
Purchases of investments	(95.0)	(92.8)
Sales and maturities of investments	53.8	121.9
Net cash (used in) investing activities	(242.4)	(164.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(419.9)	(360.0)
Proceeds from issuance of common stock	37.3	20.5
Cash dividends paid	(120.4)	(102.1)
Other	28.4	12.8
Net cash (used in) financing activities	(474.6)	(428.8)

Effect of exchange rate changes on cash	35.7	19.7

Net increase in cash and cash equivalents	(233.8)	(90.4)
Cash and cash equivalents at beginning of year	2,493.8	2,149.7

Cash and cash equivalents at end of period	$2,260.0	$2,059.3

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended
	May 2, 2015	May 3, 2014
Net sales:
In the United States:
Marmaxx	$4,495,410	$4,234,755
HomeGoods	880,193	757,152
TJX Canada	620,212	608,420
TJX Europe	869,822	890,849
Total net sales	$6,865,637	$6,491,176

Segment profit:
In the United States:
Marmaxx	$652,303	$623,074
HomeGoods	121,299	98,205
TJX Canada	45,172	44,023
TJX Europe	26,355	38,261
Total segment profit	845,129	803,563

General corporate expenses	68,390	63,437
Interest expense, net	11,624	9,595
Income before provision for income taxes	$765,115	$730,531

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the first quarter ended May 2, 2015, TJX repurchased 6.1 million shares of its common stock at a cost of $415 million. In February 2015 the Company announced an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

CONTACT:
The TJX Companies, Inc.
Media:
Doreen Thompson, 508-390-2323
or
Investors:
Jeff Botte, 508-390-2323